Exhibit 23.1

Tel: 408-278-0220 Fax: 408-278-0230 www.bdo.com	300 Park Avenue, Suite 900 San Jose, CA 95110

Consent of Independent Registered Public Accounting Firm

Spruce Biosciences, Inc.

Daly City, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 22, 2021, relating to the financial statements of Spruce Biosciences, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ BDO USA, LLP

San Jose, California

March 22, 2021

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.